Exhibit 99.3

Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other

Nominees of

NET SERVIÇOS DE COMUNICAÇÃO S.A.

Offer to Exchange

US$76,593,068 7.0% Senior Secured Notes due 2009 and Cash
for
US$97,692,000 12 5/8% Senior Guaranteed Notes due 2004
(CUSIP Nos. 62544DAC8 and P6987XAA2)
and
Solicitation of Consents for Proposed Amendments to the Indenture Governing the
12 5/8% Senior Guaranteed Notes due 2004

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

      Enclosed is the prospectus, dated January  ● , 2005 (as the same may be amended, supplemented or modified from time to time, the “Prospectus”) of Net Serviços de Comunicação S.A. (the “Company”) and a related Letter of Transmittal and Consent (the “Letter and Consent”) in connection with (i) the offer by the Company to exchange (the “Exchange Offer”) US$76,593,068 aggregate principal amount of its 7.0% Senior Secured Notes due 2009, which have been registered under the Securities Act of 1933, as amended, and cash, for US$97,692,000 12 5/8% Senior Guaranteed Notes due 2004 (the “Existing Notes”), and (ii) the solicitation (the “Consent Solicitation” and together with the Exchange Offer, the “Exchange Offer and Consent Solicitation”) by the Company of consents from holders of the Existing Notes to amendments to certain provisions of the indenture governing the Existing Notes, dated as of June 18, 1996, pursuant to which the Existing Notes were issued. The Exchange Offer and Consent Solicitation are subject to the terms and conditions set forth in the Prospectus and Letter and Consent. Terms used herein but which are not defined herein have the meanings ascribed to them in the Prospectus.

      PLEASE NOTE THAT THE EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON        ●       , 2005, UNLESS EXTENDED (SUCH TIME OR DATE, AS MAY BE EXTENDED, THE “EXPIRATION DATE”). YOUR PROMPT ACTION IS THEREFORE REQUESTED.

      The Company hereby requests that you contact your clients for whom you hold Existing Notes registered in your name or the name of your nominee, or who hold Existing Notes registered in their own names. For your information and for forwarding to your clients, the Company is enclosing herein the following documents:

1. The Prospectus;

2. The Letter and Consent for your use in connection with the tender of the Existing Notes and for your clients’ information;

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer and Consent Solicitation if certificates for Existing Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed prior to 5:00 p.m., Eastern time, on the Expiration Date; and

4. A form of Letter to Clients that may be sent to your clients for whose account you hold Existing Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer and Consent Solicitation.

      To participate in the Exchange Offer and Consent Solicitation, a duly executed and properly completed Letter and Consent (or a facsimile thereof), with any required signature guarantees and any other documents required by the Letter and Consent, should be sent to the Exchange Agent and certificates representing the Existing Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Prospectus and Letter and Consent. Please note: the exclusive means of tendering Existing Notes that are in the form of book-entry securities held by or on behalf of DTC and delivering the related Letter and Consent is to make book-entry delivery of such

Existing Notes by causing DTC to transfer the Existing Notes into the Exchange Agent’s DTC account for the Existing Notes in accordance with DTC’s Automatic Tender Offer Program (“ATOP”) and causing DTC to transmit an Agent’s Message to the Exchange Agent prior to 5:00 p.m., Eastern time, on the Expiration Date. Tenders by book-entry transfer must be made by delivering an Agent’s Message, and all holders of Existing Notes who tender their Existing Notes through ATOP shall be bound by, but need not complete, the Letter and Consent.

      If holders of Existing Notes wish to tender their Existing Notes but it is impracticable for them to forward their certificates for Existing Notes so that they are received by the Exchange Agent prior to 5:00 p.m., Eastern time, on the Expiration Date or to comply with the book-entry transfer procedures prior to 5:00 p.m., Eastern time, on the Expiration Date, a tender of such Existing Notes may be effected by following the guaranteed delivery procedures described in the Prospectus under “THE EXCHANGE OFFER AND CONSENT SOLCITATION — Guaranteed Delivery Procedures.”

      Questions regarding the Exchange Offer and Consent Solicitation or this letter should be directed to the Dealer Manager and Global Solicitation Agent at its address and telephone number set forth on the back cover of the Prospectus and in the Letter and Consent. Non-U.S. holders outside the United States may also contact the solicitation agent for non-U.S. holders at its address and telephone number set forth on the back cover of the Prospectus and in the Letter and Consent. Requests for additional copies of the Prospectus or other materials related to the Exchange Offer and Consent Solicitation should be directed to the Information Agent at its address and telephone number set forth on the back cover of the Prospectus and in the Letter and Consent.

Very truly yours,

Net Serviços de Comunicação S.A.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER THE COMPANY OR THE EXCHANGE AGENT WITH RESPECT TO THE EXCHANGE OFFER AND CONSENT SOLICITATION, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER AND CONSENT.

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